QuickLinks -- Click here to rapidly navigate through this document

EXHIBIT 10.27

SECOND AMENDMENT TO
MASTER LICENSE AGREEMENT

        THIS SECOND AMENDMENT to Master License Agreement (this "Second Amendment") is made and entered into as of this 22nd day of December 2004, by and between Crown Atlantic Company LLC, a Delaware limited liability company, Crown Castle PT Inc., a Delaware corporation, Crown Castle South LLC, a Delaware limited liability company (as the successor by conversion under Delaware law of Crown Castle South Inc. on December 31, 2001), Crown Castle GT Company LLC, a Delaware limited liability company, Crown Communication Inc., a Delaware corporation, with their principal place of business at 2000 Corporate Drive, Canonsburg, Pennsylvania 15317 (collectively "Licensor"), and UbiquiTel Leasing Company, a Delaware corporation, with its principal place of business at One West Elm Street, Suite 400, Conshohocken, Pennsylvania 19428 ("Licensee").

            WHEREAS, Licensor and Licensee entered into a certain "Master License Agreement" dated December 15, 2000 (the "MLA"), and

            WHEREAS, Licensor and Licensee entered into a certain "First Amendment to Master License Agreement" dated June 30, 2004 (the "First Amendment"), and

            WHEREAS, Licensor and Licensee desire to make certain additional amendments to the said Master License Agreement as previously amended by the First Amendment (the Master License Agreement as previously amended, the "MLA").

            NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged and intending to be legally bound hereby, Licensor and Licensee agree as follows:

1)
Recitals, Defined Terms. The foregoing recitals are incorporated herein by reference. Capitalized terms herein shall have the meanings set forth in the MLA, except as clearly provided herein to the contrary.

2)
Additional Defined Terms and Amendments to Defined Terms. The following amendments are made to Article 1 "DEFINITIONS" of the MLA:

a)
The following definitions are added:

            "Commencement of Installation" For each Site, the date on which a building permit is issued, or if no building permit is required, the date on which a purchase order is issued for installation of the Equipment at the Site.

            "Intermodulation Study" A study to determine whether an RF interference problem may arise, as described in Section 2.1.1.

            "Intermodulation Study Fee" The fee to defray the cost of an Intermodulation Study, as described in Section 2.1.1. The Intermodulation Study Fee shall not exceed the cost incurred by Licensor to perform, or cause to be performed, the Intermodulation Study.

            "Landlord" The landlord or lessor under a Prime Lease.

            "Major Modification" With respect to the applicable Site, any (i) modification to Licensee's Equipment as specified in the SLA or the approved Site Engineering Application that causes Equipment to occupy space outside of the boundaries of the Facilities; (ii) modification that causes Equipment that is larger in size or weight than the Equipment originally described in the approved Site Engineering Application; (iii) additions to the frequency channels or ranges specified in the Site Engineering Application, or increases in the power levels from those specified in the Site Engineering Application or authorized in the

    SLA; or (iv) repair or modification to the Equipment that affects tower loading capacity, including, without limitation, the installation of Equipment with a greater "sail area" than the Equipment originally described in the approved Site Engineering Application.

            "Major Modification Application Fee" The fee assessed, if any, by Licensor to defray Licensor's overhead and other costs in evaluating a Site Engineering Application for a Major Modification, not to exceed Seven Hundred Fifty Dollars ($750).

            "Modification" As used in Section 6.2.1 of the MLA, any (i) modification to Licensee's Equipment as specified in an SLA or an approved Site Engineering Application (other than modifications that are entirely within Licensee's Equipment cabinets within the Facilities on the ground, alterations in the frequency ranges or power levels authorized in the SLA, or changes in Licensee's technology protocol (e.g. GSM, CDMA, TDMA, iDEN, etc.)); (ii) addition of Equipment within additional space, or occupation of additional space, or relocation, on the tower, ground space or equipment shelter space (other than within the Facilities located on the ground); or (iii) repair to the Equipment that affects tower loading capacity.

            "Revenue Share Reimbursement" An amount to be paid by Licensee to Licensor, together with the monthly installments of the Basic Annual Payment, for every Revenue Share Site. The Revenue Share Reimbursement shall be an amount that is sufficient to cause Licensor to retain, after remitting the Revenue Share Reimbursement to the Landlord, the monthly payment that Licensor would receive under this MLA if the subject Site was not a Revenue Share Site.

            "Revenue Share Site" Any Site where Licensor is required, by the terms of the Prime Lease, to remit to the Landlord, a portion of the fees received by Licensor from third party users of the Site.

            "Revenue Split Payment" The payment or payments required to be made directly to the Landlord of a Revenue Split Site by a third party user of the Site, pursuant to the terms of the Prime Lease.

            "Revenue Split Site" Any Site where the Prime Lease requires that payments be made directly to the Landlord by any third party users of the Site.

            "Second Amendment" The Second Amendment to the MLA made and entered into as of the 22nd day of December 2004, by and between Licensor and Licensee.

            "Structural Analysis" The engineering analysis performed to determine the physical, structural capacity of a tower to accommodate specified Equipment, considering factors such as weight, wind loading and physical space requirements.

            "Structural Analysis Fee" The fee charged to defray the cost of obtaining a Structural Analysis. The Structural Analysis Fee shall be $1,500.00 in the case of monopole towers and self-supporting towers and $1,800.00 in the case of guyed towers.

            "Temporary Term" The term of any special SLA which contemplates the temporary installation of Equipment, which term shall be agreed upon by the parties hereto and set forth on the face of the special SLA."

  b)
  The definition of "Extraordinary Site Development Costs" is hereby amended and restated in its entirety to read as follows:

            "Extraordinary Site Development Costs" Costs incurred for development, construction or operation of a Site in excess of costs normally expended, including, but not limited to, extraordinary work for design and construction of foundations, roads, or walls at Sites that present difficult construction conditions or challenging engineering requirements, "stealth"

    tower structures, unusual site litigation expenses for protracted disputes or multiple appeals, lighting systems for towers at or higher than five hundred (500) feet, contract expenses with third parties required by the Prime Lease and existing as of the SLA Commencement Date, and payments to the Landlord to obtain consent to locate users at a Site; provided, however, that notwithstanding the foregoing, costs related to any structural modification to a tower necessary to accommodate Equipment and costs related to the expansion of a Site necessary to accommodate Equipment shall not be deemed to constitute Extraordinary Site Development Costs and shall be negotiated on a Site-by-Site basis."

  c)
  The definition of "Prime Lease" is hereby amended and restated in its entirety to read as follows:

            "Prime Lease" The lease or other agreement between a Landlord and Licensor (or Licensor's predecessor in interest) from which Licensor derives its rights in a Site."

  d)
  The definition of "Pro Rata Share" is modified by deleting the words and numbers "fifty percent (50%)" and replacing them with the words and numbers "twenty-five percent (25%)".

  e)
  The definition of "Site Engineering Application" is hereby amended and restated in its entirety to read as follows:

            "Site Engineering Application" The application form set forth in Exhibit "A" of this Agreement which shall be submitted to Licensor by Licensee when Licensee desires to license Facilities at a Site or make a Major Modification to its Equipment at a Site (except as otherwise set forth in Section 2.2 of this Agreement), and which shall be incorporated into the subject SLA, or amendment to SLA, as the case may be."

  f)
  The definition of "SLA" is modified by deleting the word "Schedule" and replacing it with the word "Exhibit".

  g)
  The definition of "SLA Term" is hereby amended and restated in its entirety to read as follows:

            "SLA Term" The period beginning on the SLA Commencement Date for which the Facilities are licensed to Licensee, and running as set forth on the face of the SLA, including, without limitation, special SLAs."

  h)
  The definition of "SLA Commencement Date" is hereby amended and restated in its entirety to read as follows:

            "SLA Commencement Date" The SLA Commencement Date shall be the earlier of: (I) first day of the month following the earlier of: (a) the month in which Commencement of Installation occurs; or (b) the ninetieth (90th) day after the date of execution of the SLA by both parties; or (II) a specific date to which both parties agree and which is specified on the face of the SLA, and which must be the first day of a month."

  i)
  Exhibit "B" to the MLA is deleted in its entirety and replaced with amended Exhibit "B" attached to this Second Amendment.

3)
Licensee Application. Section 2.1 "Licensee Application" of the MLA is deleted in its entirety. A new Section 2.1 "Site Engineering Application" is hereby added to the MLA to read as follows:

          "2.1    Site Engineering Application. Licensee shall apply to license the Facilities at any Site by submitting a Site Engineering Application to Licensor, together with the Site Application Fee of $1,500.00. The Site Application Fee shall be reimbursed to Licensee upon rejection of the subject Site Engineering Application by Licensor. The Site Application Fee shall be retained by Licensor in the event the subject Site Engineering Application is withdrawn by Licensee. The Site Application Fee shall be credited to the Basic Annual Payment upon full execution of the subject SLA.

          2.1.1    A Structural Analysis may be required to be performed (by independent or Licensor's in-house engineers) to determine whether the subject tower can accommodate Licensee's proposed Equipment. Licensee shall remit to Licensor the Structural Analysis Fee to defray the cost of said Structural Analysis, if required.

          2.1.2    If any Site Engineering Application fails to include an Intermodulation Study or if the Intermodulation Study included with a Site Engineering Application fails to demonstrate that Licensee's occupation of the tower will not cause harmful interference to Prior Users, Licensor may conduct an Intermodulation Study to determine that the proposed occupation of the Site will not cause harmful interference to Prior Users. Licensee shall pay to Licensor an Intermodulation Study Fee of no greater than the actual cost of the intermodulation study actually performed. Licensor shall specify the fee for any such Intermodulation Study prior to the study being performed.

          2.1.3    Within ten (10) days after receipt of a Site Engineering Application, Licensor shall notify Licensee if a Structural Analysis or an Intermodulation Study, or both, is or are necessary to the approval of the Site Engineering Application. Within five (5) days after receipt of notification of the need for a Structural Analysis or an Intermodulation Study or both, Licensee may withdraw the Site Engineering Application."

4)
Licensor's Obligation. Section 2.2 "Licensor's Obligation" of the MLA is re-designated as Section 2.3.

5)
Site Engineering Application for Major Modifications. A new Section 2.2 "Licensee Application for Major Modifications" is hereby added to the MLA to read as follows:

          "2.2    Licensee Application for Major Modifications . Licensee shall apply to make Major Modifications by submitting a Site Engineering Application to Licensor. Upon receipt of a Site Engineering Application specifying a Major Modification, Licensor shall advise Licensee of the Major Modification Application Fee to be charged to process the Site Engineering Application. Notwithstanding the foregoing, no Site Engineering Application will be required and no Major Modification Application Fee will be charged for modifications relating solely to modifications which are not Major Modifications, and provided further that no Major Modification Application Fee will be charged for modifications relating solely to changes in frequency channels or ranges specified in the previous Site Engineering Application or authorized in the SLA, increases in the power levels specified in the previous Site Engineering Application or authorized in the SLA, or changes in Licensee's technology protocol (e.g. GSM, CDMA, TDMA, iDEN, etc.).

          2.2.1    As a condition to approval of a Site Engineering Application for a Major Modification, Licensor may require a Structural Analysis or an Intermodulation Study. If Licensor requires either or both a Structural Analysis or an Intermodulation Study, it shall follow the procedures set forth in Sections 2.1.1 and 2.1.2, as applicable.

          2.2.2    Any approved Major Modification shall be evidenced by an amendment to the SLA for the Site at which the Major Modification was approved, and the approved Site Engineering Application describing the Major Modification shall be an exhibit to the amended SLA."

6)
Conditions Precedent to Installation or Modification of Equipment and Commencement of an SLA or SLA Amendment. A new Section 2.5 "Conditions Precedent to Installation or Modification of Equipment and Commencement of an SLA or SLA Amendment" is hereby added to the MLA to read as follows:

          "2.5 Conditions Precedent to Installation or Modification of Equipment and Commencement of an SLA or SLA Amendment. Notwithstanding anything to the contrary herein, the parties agree that Licensee's rights to use the subject Site under an SLA shall not become effective, and initial installation or installation of a Major Modification of the Equipment at a Site shall not commence until the following conditions are satisfied: (i) Licensor has received any written consent required under the Prime Lease to allow Licensor to license the Facilities to Licensee; (ii) if otherwise required under this MLA, a Site Engineering Application has been approved by Licensor; (iii) if otherwise required under this MLA, Licensor has received and approved Licensee's drawings showing the proposed installation; (iv) Licensor has reviewed and accepted all permits obtained by Licensee for its installation or Modification of the Equipment and all required regulatory or governmental approvals of Licensee's proposed use of the Site; and (v) Licensor has received a waiver of any applicable rights of first refusal in and to the Facilities that Licensee identifies in the Site Engineering Application. If any applicable condition precedent is not satisfied within sixty (60) days after the SLA Commencement Date, or the date of the SLA amendment or within such other period as may be specified in the subject SLA or SLA amendment, Licensee shall thereafter (unless and until the subject condition precedent is satisfied) have the right to terminate the subject SLA or SLA amendment without continuing liability. If any applicable condition precedent is not satisfied within two hundred seventy (270) days after the SLA Commencement Date, or the date of the SLA amendment or within such other period as may be specified in the subject SLA or SLA amendment, Licensor shall thereafter (unless and until the subject condition precedent is satisfied) have the right to terminate the subject SLA or SLA amendment without continuing liability. The terminating party shall provide ten (10) days written notice to the other party in the event that the SLA or amendment to SLA is terminated due to failure to satisfy conditions precedent and Licensee shall ensure that any of its personal property, including the Equipment, is removed from the Site (or in the case of a Modification, the Modification is eliminated) within thirty (30) days after the date of the notice of termination. Any personal property and Equipment not removed from the Site before the thirty-first (31st) day after the date of the notice of termination shall be deemed to have been abandoned by Licensee. Licensor shall endeavor to obtain, and Licensee shall cooperate to assist in obtaining, prompt satisfaction of any conditions precedent."

7)
Special SLAs. The following is hereby added to the MLA as Section 2.6:

          "2.6 Special SLAs. If desired by Licensee, special SLAs shall be available for the temporary installation of microwave Equipment for Temporary Terms in accordance with the provisions of Section 4.2.3 and Exhibit "C", and such other terms as may be mutually acceptable to Licensor and Licensee."

8)
Site Use. Article 3 "SITE USE" of the MLA is modified by deleting the first sentence and replacing it with the following: "Licensor hereby grants to Licensee and its affiliate, UbiquiTel Operating Company, the exclusive right, license and privilege to use the Facilities at each Site."

          Article 3 "SITE USE" of the MLA is further modified by adding the following to the end of Article 3: "; "Licensor shall be named as co-applicant on any zoning application or amendment that Licensee submits to the applicable zoning authority in relation to its installation or modification of Equipment at the Site. Licensee must provide Licensor with copies of any such zoning application or amendment at least seventy-two (72) hours prior to submission to the applicable zoning authority, and Licensor reserves the right to require revisions to any such zoning application or amendment. Licensor also reserves the right, prior to any decision by the applicable zoning authority, to approve or reject any conditions of approval, limitations or other obligations that would apply to the owner of the Site or property, or any existing or future Site licensee, as a condition of such zoning authority's approval. Licensee shall be solely responsible for all costs and expenses associated with (i) any zoning application or amendment submitted by Licensee, (ii) making any improvements or performing any other obligations required as a condition of approval with respect to same and (iii) any other expenses necessary to obtain a required governmental authorization to occupy the Facility as specified in the Site Engineering Application. Licensee agrees that any Modification requires an amendment to the SLA."

9)
Term of Agreement. Section 4.1 "Term of Agreement" of the MLA is hereby amended and restated in its entirety to read as follows:

        "4.1    Term of Agreement.    Licensor and Licensee agree that no additional Sites shall be licensed to Licensee under this MLA after December 31, 2006. All terms and conditions of this MLA, as amended, shall survive for so long as any SLA remains in effect."

10)
SLA Term.    Section 4.2 "SLA Term" of the MLA is hereby amended and restated in its entirety to read as follows:

          "4.2    SLA Term.    Each Site licensed by Licensor to Licensee pursuant to an SLA shall be licensed at Licensee's election:

          4.2.1    for an initial SLA Term of five (5) years, beginning on the SLA Commencement Date ("5-year SLA"). The term of each 5-year SLA shall automatically be extended, without necessity of notice, for four (4) immediately successive renewal terms of five (5) years each, unless either party has given the other party no less than ninety (90) days' prior written notice, in accordance with Section 24 of this Agreement, of its intention not to renew the SLA;

          4.2.2    for an initial SLA Term of ten (10) years, beginning on the SLA Commencement Date ("10-year SLA"). The term of each 10-year SLA shall automatically be extended, without necessity of notice, for three (3) immediately successive renewal terms of five (5) years each, unless either party has given the other party no less than ninety (90) days' prior written notice, in accordance with Section 24 of this Agreement, of its intention not to renew the SLA; or

          4.2.3    in the case of special SLAs for the temporary installation of microwave Equipment, for the Temporary Term.

        Notwithstanding the foregoing, if Licensor's rights in the Site are derived from a Prime Lease or other agreement with a third party and such Prime Lease has a shorter term than those provided for under this Section 4.2, then the SLA Term and Licensee's right to extend any particular SLA shall only be for as long as Licensor retains its interest in said Prime Lease. Licensor, at its sole discretion, shall use reasonable commercial efforts to renew or extend any Prime Lease for which Licensee's SLA is in effect and has a remaining term of twelve (12) months or more. In no event, however, is Licensor obligated to Licensee for any inconvenience, damage, claim or loss arising out of Licensor's failure to extend or renew said Prime Lease."

11)
Monthly Installments of Basic Annual Payments.    Exhibit "C" to the MLA (as referred to in Section 5.1 of the MLA) is deleted in its entirety and replaced with amended Exhibit "C" attached to this Second Amendment.

12)
Fee Adjustment.    Section 5.2 "Fee Adjustment" of the MLA, as amended by the First Amendment, is hereby amended and restated in its entirety to read as follows:

          "5.2    Fee Adjustment.    The Basic Annual Payment for each SLA shall be increased (but never decreased) on January 1, 2005 and every January 1 thereafter (the "Adjustment Date") by an amount equal to the greater of three percent (3%) or the increase in the Consumer Price Index for the applicable period. Licensor's failure to timely demand any such increase shall not be construed as a waiver of any right thereto and Licensee shall be obligated to remit all increases notwithstanding any lack of notice or demand thereof. The adjustment to the Basic Annual Payment shall be calculated by the following formula:

    The adjusted Basic Annual Payment = the greater of: Base Fee × 103% or (IR/IL) × Base Fee.

    "Base Fee" shall mean the then current Basic Annual Payment.

    "IR" is the Consumer Price Index for the month which is five (5) months preceding the Adjustment Date (i.e. August of the prior year).

    "IL" is the Consumer Price Index for the month which is seventeen (17) months preceding the Adjustment Date (i.e. July of the year preceding the prior year)."

13)
Licensee's Share of Site Maintenance Expenses.    The following is hereby added to the MLA as Section 5.4.4:

          "5.4.4 Notwithstanding anything in the MLA or the First Amendment to the contrary, Licensee shall not be obligated to pay any portion of Site Maintenance Expenses for any Site for which the applicable SLA is entered into on or after the date of execution by both parties of the Second Amendment or for any Site for which the applicable SLA expressly provides that Licensee shall have no obligation to pay any Site Maintenance Expense."

14)
Extraordinary Site Development Costs.    Section 5.5 "Extraordinary Site Development Costs" of the MLA is hereby amended and restated in its entirety to read as follows:

          "5.5    Extraordinary Site Development Costs.    In the event that Licensee elects to execute a SLA for any Site where Licensor has previously incurred any Extraordinary Site Development Costs, Licensor shall identify such costs to Licensee in writing in advance of processing the Site Engineering Application for the applicable Site. Licensee shall pay to Licensor on the SLA Commencement Date, the Pro Rata Share of the Extraordinary Site Development Costs related to the development and operation of the applicable Site. Licensee shall not be responsible for the payment of a Pro Rata Share of Extraordinary Site Development Costs prior to execution of a SLA unless agreed to in writing by Licensee."

15)
Revenue Share Reimbursement.    The following is hereby added to the MLA as Section 5.11:

          "5.11    Revenue Share Reimbursement.    Licensee shall pay a Revenue Share Reimbursement, in addition to, and together with the monthly installment of Basic Annual Payment, for every Revenue Share Site that is licensed pursuant to an SLA. Licensor shall provide Licensee with documentation of the terms in the Prime Lease or any other document that requires Licensor to share a portion of the fees, prior to processing any Site Engineering Application submitted by Licensee. If Licensee does not accept the Revenue Share Site requirements, it shall withdraw its Site Engineering Application for the Revenue Share Site by providing notice to Licensor within ten (10) days after receipt of the documentation of the Revenue Share Site requirements. Licensor shall return the Site Engineering Application and any Site Application Fee paid by Licensee to Licensee within five (5) days of receipt of Licensee's notice of withdrawal of the Site Engineering Application."

16)
Revenue Split Payments.    The following is hereby added to the MLA as Section 5.12;

          "5.12    Revenue Split Payments.    Licensee shall make Revenue Split Payments directly to the Landlord, as required by the terms of the Prime Lease for every Revenue Split Site that is licensed pursuant to an SLA. Licensor shall provide Licensee with documentation of the terms in the Prime Lease or any other document that requires Licensee to tender payment to the Landlord, prior to processing the subject Site Engineering Application submitted by Licensee. If Licensee does not accept the Revenue Split Site requirements, it shall withdraw its Site Engineering Application for the Revenue Share Site by providing notice to Licensor within ten (10) days after receipt of the documentation of the Revenue Split Site requirements. Licensor shall return the Site Engineering Application and any Site Application Fee paid by Licensee to Licensee within five (5) days of receipt of Licensee's notice of withdrawal of the Site Engineering Application.

17)
Construction Management.    Section 6.2.1 "Initial Installation Services" and Section 6.2.2 "Subsequent Installation or Modification" of the MLA are hereby amended and restated in their entirety to read as follows:

          "6.2.1    Construction Management.    Licensor shall have the right to submit a bid to Licensee to act as project manager for the installation and Modification of Licensee's Equipment. In the event that Licensor is chosen to act as project manager for the initial installation or any Modification of Equipment, then Licensor shall reimburse the Site Application Fee, or the Major Modification Application Fee if any, to Licensee. In the event that Licensor is not chosen to act as project manager for the initial installation or any Modification of Equipment, then Licensee must use a contractor approved by Licensor to perform such work. Further, in the event that Licensor is not chosen to act as project manager for the initial installation or any Modification of Equipment, then Licensee shall pay to Licensor a Site Audit Fee in the sum of $2,500.00 upon completion of the subject installation or any Modification work to defray Licensor's costs related to inspection of the subject tower and Site upon completion of such work, provided however, said fee shall not be payable where the subject work consisted solely of the removal of existing Equipment.

          6.2.2    Approval of Drawings.    Licensee shall review and either accept or reject any construction drawings prepared by Licensor within ten (10) days of the date they are submitted for review by Licensor. In the event that Licensee fails to accept or reject said drawings within said ten (10) day period, they shall be deemed to have been accepted, and Licensor may commence construction."

18)
Site Access.    Section 6.2.7 "Site Access" of the MLA is hereby amended and restated in its entirety to read as follows:

          "6.2.7    Site Access.    Licensee shall have access to any Site and to any tower structure at any Site twenty-four (24) hours per day, seven (7) days per week, upon prior notice to Licensor, except in the case that Licensee requires emergency access to any Site or any tower structure at any Site to correct any condition causing or threatening to cause immediate harm to the Equipment or Licensee's network, in which case prior notice shall not be required. Licensee's access to any Site or the tower structure at any Site on an emergency basis shall not relieve Licensee of any obligation or liability hereunder. Licensee acknowledges that the foregoing access rights are subject to any restrictions set forth in the Prime Lease. Licensor shall furnish Licensee with necessary codes or devices such as keys or combinations for the purpose of ingress and egress to the Site. The foregoing rights of access are limited to employees or contractors of Licensee which have been previously approved by Licensor in writing or persons under their direct supervision. No other persons without Licensor's prior approval shall be permitted by Licensee on any Site."

19)
Utilities.    Article 13 "UTILITIES" of the MLA is hereby deleted in its entirety and replaced by the following:

          "13.    UTILITIES.

          Licensee shall be responsible for the installation of all utilities at a Site used by Licensee and for the payment of all costs associated with the installation and the consumption of utilities directly attributable to Licensee's use of a Site. Licensor may provide electric metering and billing services to Licensee for its use at a Site at rates not exceeding those that would be charged Licensee for such utilities by the local utility provider to direct customers, in which case Licensor shall incur no liability whatsoever in the event that any utility becomes unavailable, provided that such unavailability has not resulted from Licensor's negligence."

20)
Assignment and Sublease.    The first paragraph of Article 20 "ASSIGNMENT AND SUBLEASE" of the MLA is hereby deleted in its entirety and replaced by the following:

          "Neither this Agreement nor any SLA may be sold, assigned, transferred, subleased or shared, in whole or in part, by Licensee without prior written approval or consent of Licensor, which consent shall not be unreasonably withheld, conditioned or delayed. Notwithstanding the foregoing, Licensee may, upon thirty (30) days' prior written notice to Licensor, assign, transfer or sublease its entire interest in this Agreement or any SLA to its parent company, any wholly owned subsidiary or wholly owned affiliate of its parent company, or to any successor-in-interest or entity acquiring a controlling interest in its stock or assets, without the necessity of obtaining the consent of Licensor. Licensee represents and warrants that Licensee is authorized to operate its system under its agreements and FCC rules, regulations and policies applicable to the Equipment installed at a Facility pursuant to this Agreement. Licensee specifically covenants to not, at any Facility, install any combiner or other multiple frequency antenna device or more than one (1) transmission line to any antenna without Licensor's prior written consent to each and every one."

21)
Termination.    Article 29 "TERMINATION" of the MLA is hereby amended and restated in its entirety to read as follows:

          "29.    TERMINATION

          29.1    Termination of Agreement by Mutual Consent or Upon Licensee's Default.    Except as provided below, this Agreement shall not be terminated prior to expiration, except by mutual written consent of the parties, or, in the case of an Event of Default by Licensee, upon termination by Licensor.

          29.2    Termination of Agreement Upon Licensor's Default.    Licensee may terminate this Agreement or any SLA pursuant to the provisions of Section 16.3.

          29.3    Termination Upon Termination of Permit.    In the event any previously approved zoning or other permit of a Government Entity affecting the use of the Site as a communications facility is withdrawn or terminated, the SLA relating to the Site covered by said permit or approval shall be deemed to have been terminated, without continuing liability for either party, effective as of the date of the termination of the permit or approval.

          29.4    Additional Termination Rights.    In the event that the Prime Lease terminates for any reason, the applicable SLA shall be deemed to have terminated effective as of the date of the termination of the Prime Lease. Licensee may terminate a SLA at any time by no less than ten (10) days' prior written notice to Licensor, in advance of the termination date, without further liability, if Licensee does not obtain all permits or other approvals (collectively, "approval") required from any Government Entity or any easements required from any third party to operate its Facility, or if any such approval or easement is canceled, expires or is withdrawn or terminated, so long as any such cancellation, withdrawal or termination is not a result of any act or omission by Licensee.

          29.5    Termination During Renewal Terms of SLAs.    At any time during any renewal term, either party may terminate an SLA by providing written notice, in accordance with Section 24 of this Agreement, to the other party of its intent to terminate. The affected SLA will be terminated, without continuing liability for either party, as of the date which is one (1) year from the date on which the non-terminating party received the notice of termination provided that the terminating party is then current in its obligations to the other party hereunder."

22)
Effect of Amendment.    Except as amended hereby, and by the First Amendment, the MLA shall remain in effect in accordance with its terms.

[SIGNATURE PAGE FOLLOWS]

        IN WITNESS WHEREOF, the parties hereto have set their hands and affixed their respective seals the day and year first above written.

Licensor CROWN ATLANTIC COMPANY LLC, a Delaware limited liability company		Licensee UBIQUITEL LEASING COMPANY, a Delaware corporation
By:		By:
Print Name:	Edward W. Wallander	Print Name:	David L. Zylka
Title:	President	Title:	Chief Technology Officer
CROWN CASTLE PT INC., a Delaware corporation
By:
Print Name:	Edward W. Wallander
Title:	President
CROWN CASTLE SOUTH LLC, a Delaware limited liability company
By:
Print Name:	Edward W. Wallander
Title:	President
CROWN CASTLE GT COMPANY LLC, a Delaware limited liability company
By:
Print Name:	Edward W. Wallander
Title:	President
CROWN COMMUNICATION INC., a Delaware corporation
By:
Print Name:	Edward W. Wallander
Title:	President

QuickLinks

  EXHIBIT 10.27
SECOND AMENDMENT TO MASTER LICENSE AGREEMENT